Exhibit 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, No Par Value, of Hooker Furnishings Corporation, a Virginia corporation. This Joint Filing Agreement shall be filed as an to such Statement.

Dated: March 17, 2025

GLOBAL VALUE INVESTMENT CORP.

By: _/s/ James P. Geygan______________________

Name: James P. Geygan

Title: Chief Executive Officer

_/s/ Jeffrey R. Geygan _________________________

Jeffrey R. Geygan

_/s/ Stacy A. Wilke_____________________________

Stacy A. Wilke

_/s/ James P. Geygan __________________________

James P. Geygan

_/s/ Kathleen M. Geygan________________________

Kathleen M. Geygan

_/s/ Shawn G. Rice_____________________________

Shawn G. Rice